Exhibit 99.1

Bazaarvoice Adds Visual Commerce Capabilities with Acquisition of FeedMagnet

Acquisition will enable Bazaarvoice clients to bring photos and social content into the online and mobile shopping experience.

AUSTIN, Texas, April 15, 2014 — Bazaarvoice, Inc. (Nasdaq: BV), the network connecting brands and retailers to the authentic voices of consumers wherever they shop, today announced that it has acquired FeedMagnet, a privately-owned social media curation company that enables brands to collect, curate and display consumer-generated images, video and social content on their websites and other marketing properties. The transaction, completed in a $9 million cash purchase, complements the Bazaarvoice platform with a customer-centric rich media solution that enables brands and retailers to create powerful visual commerce solutions.

The explosion of activity on image-heavy social media platforms such as Facebook, Instagram, Pinterest and Twitter is helping to shift how consumers discover, explore and engage with brands online, and ultimately make an online or offline purchase. Consumers are not only sharing images on social channels that demonstrate how they use a product in their everyday life, but also social content that expresses a sentiment about the experience they have with a brand. Capturing this user-generated content gives marketers the opportunity to help transform their websites into dynamic, customer-centric destinations, as well as repurpose images and posts with the highest engagement levels within the brand’s own social media, marketing, and advertising programs for even higher rates of awareness, engagement and loyalty.

“What Bazaarvoice does best is help companies establish more human relationships with their customers,” said Gene Austin, CEO and president, Bazaarvoice. “With FeedMagnet, we can extend the deep level of insight provided in product ratings and reviews with highly engaging, emotive customer photos and social posts that depict how a product is used in real life and by real individuals. Brands incorporating these social expressions can build even better relationships with their consumers by delivering valuable contextual information in a more relational, enjoyable experience.”

Hundreds of millions of photos and posts are uploaded daily to social media destinations, a significant percentage of which are created by people that already love or are ambassadors for a brand. The FeedMagnet product gives companies an easy way to identify, collect and curate this compelling, consumer-generated rich media that brands can incorporate directly into their desktop and mobile websites for online merchandising, photo galleries and branded campaign hubs, or into social-embedded banner ads, interactive digital billboards and more. Administrative tools allow clients to manually moderate content or apply automated filters for keywords, users, content type and sentiment to determine what makes it into the feeds.

“We’re excited to join Bazaarvoice because the company is equally obsessed about the influence of consumer-generated content when placed at the centerpiece of brand communication,” said Jason Ford, founder and president of FeedMagnet. “Bazaarvoice’s network of connections between brands, retailers, products and people is a social community that helps businesses to delight, entertain, educate and engage to win trust and loyalty from customers. The addition of FeedMagnet’s social curation capabilities to the Bazaarvoice network will give brands even more power to form stronger, more meaningful relationships with consumers that drive engagement, persuasion and conversion.”

Additional details will be shared during the upcoming Bazaarvoice Summit, scheduled for May 12-14 in Austin, Texas, where Bazaarvoice will showcase how the integration of the FeedMagnet product with the Bazaarvoice platform can help build shopping experiences that inspire consumers, increase sales and promote brand advocacy. For more information and to register for the Bazaarvoice Summit, please visit summit.bazaarvoice.com.

About FeedMagnet

FeedMagnet helps brands deliver more engaging consumer experiences and drive sales by tapping into the power of consumer-generated photos, videos and social content. The company’s technology helps brands curate and display content from more than a dozen social networks including Facebook, Twitter, Instagram, Pinterest and YouTube, enabling engaging marketing and sales experiences for Fortune 500 clients including: Adidas, AMD, Clarks Shoes, Dick’s Sporting Goods, Estée Lauder, Microsoft, Red Bull, Sephora, Starwood Hotels, Teradata and more. For additional information, please visit www.feedmagnet.com.

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 400 million people view and share authentic opinions, questions and experiences about 70 million products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, consideration, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe and Asia-Pacific. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would” and similar and “target” expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about management’s estimates regarding future revenue and financial performance, the ability to continue developing network solutions to leverage our consumer audience reach, content and data to create incremental value for clients, and other statements about management’s beliefs, intentions or goals. We may not actually achieve the expectations disclosed in the forward-looking statements, and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, our expectations regarding our revenue, expenses, sales and operations; our limited operating history; our ability to integrate the operations of FeedMagnet; our ability to operate in a new and unproven market; our ability to effectively manage growth; our ability to manage expansion into international markets and new vertical industries; our ability to successfully identify, manage and integrate potential acquisitions; and other risks and potential factors that could affect Bazaarvoice’s business and financial results identified in our Form 10-K for the fiscal year ended April 30, 2013 and our Form 10-Q for the fiscal quarter ended January 31, 2014. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission. We do not intend and undertake no duty to release publicly any updates or revisions to any forward-looking statements contained herein.

Media Contact:	Investor Contact:
Matt Krebsbach	Linda Wells
Bazaarvoice, Inc.	Bazaarvoice, Inc.
512-551-6612	415-489-6045
matt.krebsbach@bazaarvoice.com	linda.wells@bazaarvoice.com

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